News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        R. Todd Noden
Chief Financial Officer
(205) 909-4808

BOOKS-A-MILLION, INC. ANNOUNCES FIRST QUARTER RESULTS
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BIRMINGHAM, AL (May 28, 2013) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week first quarter ended May 4, 2013.  Net sales for the 13-week period ended May 4, 2013 decreased 7.4% to $104.5 million compared with sales of $112.8 million in the year-earlier period.  Comparable store sales for the first quarter declined 6.8%, compared with the 13-week period in the prior year.  Net loss from continuing operations for the first quarter was $3.7 million, or $0.25 per diluted share, compared with net loss from continuing operations of $1.9 million, or $0.13 per diluted share, in the year-earlier period.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, "Our first quarter results were slightly below our expectations as we confronted the strong headwinds from the success last year of the Hunger Game series and Fifty Shades of Grey. During the quarter we saw a continued slowdown in the growth of eBook sales, strong performance in the general merchandise categories and solid performance from booksamillion.com.”

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 253 stores in 33 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

Follow Books-A-Million on Twitter (http://twitter.com/booksamillion) and like us on Facebook (http://facebook.com/booksamillion).

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended
	May 4, 2013	April 28, 2012 (a)
NET SALES	$104,489	$112,833
Cost of sales, including warehouse, distribution and store occupancy costs	76,171	82,143
GROSS PROFIT	28,318	30,690
Operating, selling and administrative expenses	29,133	28,787
Depreciation and amortization	4,291	4,149
OPERATING LOSS	(5,106)	(2,246)
Interest expense, net	464	438
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(5,570)	(2,684)
Income tax benefit	(2,029)	(844)
Net loss from continuing operations before equity method investment	(3,541)	(1,840)
Net loss on equity method investments	(147)	(102)
NET LOSS FROM CONTINUING OPERATIONS	(3,688)	(1,942)
Loss from discontinued operations, net of income tax benefit	(16)	--
NET LOSS	$(3,704)	$(1,942)

NET LOSS PER COMMON SHARE:
Basic:
Net loss from continuing operations	$(0.25)	$(0.13)
Net loss from discontinued operations	--	--
Net loss per share	$(0.25)	$(0.13)
Weighted average shares outstanding	14,844	15,343
Diluted:
Net loss from continuing operations	$(0.25)	$(0.13)
Net loss from discontinued operations	--	--
Net loss per share	$(0.25)	$(0.13)
Weighted average shares outstanding	14,844	15,343

(a)
The results for 13-weeks ended April 28, 2012, contain certain reclassifications for discontinued operations and other insignificant reclassifications necessary to conform to the presentation of the 13-weeks ended May 4, 2013.

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BAMM Announces First Quarter 2014 Results

May 28, 2013

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative; and the impact of the availability of e-content and the e-reader market. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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